Exhibit 10.1
First Amendment to Lease Agreement
This First Amendment to Lease Agreement (the “Amendment”) is made and entered into to be effective as of July 30, 2007, by and between SUNNYVALE BUSINESS PARK I, LLC, a Delaware limited liability company, and SUNNYVALE BUSINESS PARK SUB, LLC, a Delaware limited liability company (collectively, “Landlord”), and LEADIS TECHNOLOGY, INC., a Delaware corporation (“Tenant”), with reference to the following facts:
Recitals
A. Sunnyvale Business Park, a California limited partnership (the “Original Landlord”), and Tenant have entered into that certain Lease Agreement dated as of December 23, 2004 (the “Lease”), for the leasing of certain premises consisting of approximately 11,840 rentable square feet located at 800 West California Avenue, Suite 200, Sunnyvale, California (the “Original Premises”) as such Original Premises are more fully described in the Lease.
B. In June 2005, Original Landlord transferred its interest to Sunnyvale Park II, LLC, Sunnyvale Park III, LLC and Sunnyvale Park IV, LLC, as tenants in common (“Interim Landlord”) and Interim Landlord assumed the obligations of Original Landlord under the Lease to the extent such obligations first arose after June 30, 2005. In December 2005, Interim Landlord transferred their interests in the real property of which the Premises is a part, and said interests are now owned and held by Landlord and Landlord assumed the obligations of Interim Landlord under the Lease to the extent such obligations first arise and accrue on or after December 12, 2005.
C. Landlord and Tenant now wish to amend the Lease to provide for, among other things, the expansion of the Original Premises to include those certain premises consisting of approximately 2,999 rentable square feet located at 800 West California Avenue, Suite 220, Sunnyvale, California (the “Expansion Premises”), which Expansion Premises are depicted on the floor plan attached hereto and made a part hereof as Exhibit A, all upon and subject to each of the terms, conditions, and provisions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:
     1. Recitals: Landlord and Tenant agree that the above recitals are true and correct and are hereby incorporated herein as though set forth in full.
     2. Term: Landlord and Tenant acknowledge and agree that the Lease Commencement Date is March 1, 2005 and the Expiration Date is May 31, 2010.
     3. Premises:
          3.1 Commencing on the later of: (a) August 1, 2007, or (b) the date Landlord substantially completes the tenant improvements described in Paragraph 6 below (the “EP Commencement Date”) the Original Premises shall be expanded to include the Expansion Premises.
          3.2 Tenant hereby acknowledges that the Expansion Premises are presently being occupied by Kenati Technologies, Inc. (the “Existing Tenant”). Notwithstanding anything to the contrary in this Amendment, Landlord’s obligation to deliver possession of the Expansion Premises to Tenant by the EP Commencement Date is contingent upon the Existing Tenant vacating the Expansion Premises and surrendering possession thereof to Landlord by August 20, 2007. In the event Existing Tenant fails to timely vacate the Expansion Premises and Landlord is unable to complete the tenant improvements described in Paragraph 6 by August 31, 2007 as a result thereof, each of Landlord and Tenant shall have the right, in Landlord’s and Tenant’s sole discretion, to terminate this Amendment, in which event the parties shall be relieved of all obligations under this Amendment except for those obligations which expressly survive the expiration or sooner termination of this Amendment. If Landlord cannot deliver to Tenant possession of the Expansion Premises with the tenant improvements described in Paragraph 6 below substantially complete by August 31, 2007 due to no fault of its own, Landlord shall neither be subject to any liability nor shall the validity of the Lease or this Amendment be affected. Landlord shall promptly notify Tenant in writing if the Existing Tenant fails to timely vacate the Expansion Premises and Landlord reasonably believes that it will not be able to substantially complete the tenant improvements by August 31, 2007. From and after the EP Commencement Date, the Base Rent for both the Original Premises and the Expansion Premises shall be as set forth in Paragraph 4 below.
          3.3 For purposes of the Lease, from and after the EP Commencement Date, the “Premises” as defined in Section 1.1 of the Lease and the Summary shall mean and refer to the aggregate of the Original Premises and the Expansion Premises consisting of a combined total of approximately 14,839 rentable square feet. Accordingly, from and after the EP Commencement Date, all references in this Amendment and in the Lease to the term “Premises” shall mean and refer to the Original Premises and the Expansion Premises. Landlord and Tenant hereby agree that for purposes of the Lease, from and after the EP Commencement Date, the rentable square footage area of the Premises shall be conclusively deemed to be 14,839 rentable square feet. In addition to the foregoing, it is the parties express intention that the balance of the Term of the Lease for the Original Premises and the Expansion Premises be coterminous with the Expiration Date of the initial Term as specified in the Lease and that any option or renewal term described in the Lease shall be applicable to both the Premises and the Expansion Premises.

     4. Base Rent: The Summary and Article 3 of the Lease are hereby modified to provide that during the Term of the Lease the monthly Base Rent payable by Tenant to Landlord, in accordance with the provisions of Article 3 of the Lease shall be as follows:

	Original Premises	Expansion Premises	Aggregate Amount of
Period	Monthly Base Rent	Monthly Base Rent	Monthly Base Rent
3/1/05 – 5/31/05	$0.00	$0.00	$0.00
6/1/05 – 5/31/06	$12,195.20	$0.00	$12,195.20
6/1/06 – 5/31/07	$12,668.80	$0.00	$12,668.80
6/1/07 – 7/31/07	$13,142.40	$0.00	$13,142.40
8/1/07 – 8/31/07	$13,142.40	$0.00	$13,142.40
9/1/07 – 5/31/08	$13,142.40	$7,197.60	$20,340.00
6/1/08 – 5/31/09	$13,616.00	$7,497.50	$21,113.50
6/1/09 – 4/30/10	$14,089.60	$7,797.40	$21,887.00
5/1/10 – 5/31/10	$14,089.60	$7,197.40	$21,287.00
     Landlord hereby agrees to waive the requirement that Tenant pay Landlord Base Rent as specified herein for the Expansion Premises for the first (1st) month following the EP Commencement Date. Notwithstanding the provisions of this Paragraph 4, Tenant’s obligation to pay Rent with respect to the Expansion Premises shall not commence until the EP Commencement Date. Promptly after the EP Commencement Date, Landlord and Tenant shall execute a written amendment to the Lease, wherein the parties shall specify the actual EP Commencement Date. Tenant shall execute and return such amendment to Landlord within fifteen (15) days after Tenant’s receipt thereof. If, at any time, Tenant is in default of any term, condition or provision of the Lease or this Amendment, to the fullest extent permitted by law, any express or implicit waiver by Landlord of Tenant’s requirement to pay Base Rent during any period of time from and after the Lease Commencement Date shall be null and void and Tenant shall immediately pay to Landlord all Base Rent so expressly or implicitly waived by Landlord.
     5. Advance Rent: Concurrently with Tenant’s execution of this Amendment, Tenant shall pay to Landlord the amount of Nine Thousand Two Hundred Thirty-Six and 92/100 Dollars ($9,236.92), which shall represent Tenant’s first monthly installment of Base Rent and Additional Rent payable for the Expansion Premises.
     6. Condition of the Expansion Premises: Subject to the provisions of Paragraph 3 above, on the EP Commencement Date Landlord shall deliver to Tenant possession of the Expansion Premises in its then existing condition and state of repair, “AS IS”, and Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Expansion Premises except that Landlord shall: (i) remove the demising wall between Suite 200 and Suite 220 and repair all damage to the Premises incurred in connection therewith (including any damage to flooring, walls, electrical systems and HVAC caused by such removal work); (ii) provide Tenant with use of all cubicles and wiring existing in the Expansion Premises as of the date hereof, provided such use shall be subject to all of the terms and conditions of Article 25 of the Lease; (iii) reconfigure the cubicle layout and wiring within the Expansion Premises as reasonably requested by Tenant and approved by Landlord; (iv) professionally clean the Expansion Premises; (v) touch-up paint in the Expansion Premises as needed to match the Original Premises; and (vi) repair or replace, if necessary, any damaged or stained ceiling tiles and window blinds in the Expansion Premises. By taking possession of the Expansion Premises, Tenant shall be deemed to have accepted the Expansion Premises in good condition and state of repair with all of tenant improvement work required to be performed by Landlord pursuant to this Paragraph 6 complete. Tenant expressly acknowledges and agrees that neither Landlord nor any of Landlord’s agents, representatives or employees has made any representations as to the suitability, fitness or condition of the Expansion Premises for the conduct of Tenant’s business or for any other purpose, including without limitation, any storage incidental thereto, or for any other purpose. Any exception to the foregoing provisions must be made by express written agreement signed by both parties. Tenant acknowledges that no representations or warranties of any kind, express or implied, respecting the condition of the Expansion Premises, Building, or Park or have been made by Landlord or any agent of Landlord to Tenant, except as expressly set forth herein.
     7. Security Deposit: Concurrent with its execution of this Amendment, Tenant shall deliver to Landlord the sum of Seven Thousand Eight Hundred and 00/100 Dollars ($7,800.00) (the “EP Security Deposit”). The EP Security Deposit shall be added to the Security Deposit presently being held by Landlord under the Lease in the amount of Twenty Thousand and 00/100 Dollars ($20,000.00) (the “Original Security Deposit”). The aggregate amount of the EP Security Deposit and the Original Security Deposit is Twenty-Seven Thousand Eight Hundred and 00/100 Dollars ($27,800.00). From and after the EP Commencement Date, the term “Security Deposit” shall mean and refer to the aggregate of the EP Security Deposit and the Original Security Deposit in the amount of Twenty-Seven Thousand Eight Hundred and 00/100 Dollars ($27,800.00). The EP Security Deposit shall be subject to, and the use and application thereof governed by, Article 20 of the Lease.
     8. Tenant’s Share of Direct Expenses: As of the EP Commencement Date, the Lease shall be modified to provide that Tenant’s Share of Direct Expenses (as defined in the Summary and Section 4.2 of the Lease) shall be increased to 25.58% of the Building and 2.87% of the Park.
     9. Unreserved Parking Spaces: As of the EP Commencement Date, the Lease shall be modified to provide that Tenant’s total parking spaces available in the Park shall be increased to forty-four (44) and Tenant’s Reserved Parking Area shall be increased to nineteen (19) spaces (with the other twenty-five (25) spaces being unreserved).

     10. Insurance: Tenant shall deliver to Landlord, upon execution of this Amendment, a certificate of insurance evidencing that the Expansion Premises are included within and covered by Tenant’s insurance policies required to be carried by Tenant pursuant to the Lease.
     11. WI-FI Network: Effective as of the date hereof, the following provision shall be incorporated into the Lease as Section 8.4 and made a part thereof.
“8.4 Wi-Fi Network. Without limiting the generality of the foregoing, in the event Tenant desires to install wireless intranet, Internet and communications network (“Wi-Fi Network”) in the Premises for the use by Tenant and its employees, then the same shall be subject to the provisions of Section 8.4 (in addition to the other provisions of Article 8). In the event Landlord consents to Tenant’s installation of such Wi-Fi Network, Tenant shall, in accordance with Article 15 of the Lease, remove the Wi-Fi Network from the Premises prior to the termination of the Lease. Tenant shall use the Wi-Fi Network so as not to cause any interference to other tenants in the Building or to other tenants at the Park or with any other tenant’s communication equipment, and not to damage the Building or Park or interfere with the normal operation of the Building or Park and Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, costs, damages, expenses and liabilities (including attorneys’ fees) arising out of Tenant’s failure to comply with the provisions of Section 8.4, except to the extent same is caused by the gross negligence or willful misconduct of Landlord and which is not covered by the insurance carried by Tenant under this Lease (or which would not be covered by the insurance required to be carried by Tenant under this Lease). Should any interference occur, Tenant shall take all necessary steps as soon as reasonably possible and no later than three (3) calendar days following such occurrence to correct such interference. If such interference continues after such three (3) day period, Tenant shall immediately cease operating such Wi-Fi Network until such interference is corrected or remedied to Landlord’s satisfaction. Tenant acknowledges that Landlord has granted and/or may grant telecommunication rights to other tenants and occupants of the Building and to telecommunication service providers and in no event shall Landlord be liable to Tenant for any interference of the same with such Wi-Fi Network. Landlord shall use commercially reasonable efforts to cause other tenants and occupants of the Building to be subject to the same or similar restrictions as imposed upon Tenant pursuant to this Section 8.4. Landlord makes no representation that the Wi-Fi Network will be able to receive or transmit communication signals without interference or disturbance. Tenant shall (i) be solely responsible for any damage caused as a result of the Wi-Fi Network, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Wi-Fi Network and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) pay for all necessary repairs, replacements to or maintenance of the Wi-Fi Network.”
     12. OFAC Compliance: Effective as of the date of the Amendment, the following provision shall be incorporated into the Lease as Section 24.31 and made a part thereof.
“24.31 Tenant Identity. Tenant represents and warrants that (a) Tenant and each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.”
     13. Brokers: Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, except for Cornish and Carey, who is or might be entitled to a real estate brokerage commission in connection with this proposed transaction. If Tenant has dealt with any person, real estate broker or agent with respect to this Amendment, Tenant shall be solely responsible for the payment of any fee due to said person or firm, and Tenant shall indemnify, defend and hold Landlord free and harmless against any claims, judgments, damages, costs, expenses, and liabilities with respect thereto, including attorneys’ fees and costs.

     14. Effect of Amendment: Except as modified herein, the terms and conditions of the Lease shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and conditions of the Lease and this Amendment, the terms and conditions of this Amendment shall prevail.
     15. Definitions: Unless otherwise defined in this Amendment, all terms not defined in this Amendment shall have the meanings assigned to such terms in the Lease.
     16. Authority: Subject to the assignment and subletting provisions of the Lease, this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Amendment.
     17. Incorporation: The terms and provisions of the Lease are hereby incorporated in this Amendment.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.
Landlord:
SUNNYVALE BUSINESS PARK I, LLC,
a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability company,
its authorized signatory

	By: Name: Its:	/s/ John H. Root John H. Root Investment Director Asset Management	Dated:	August 27, 2007

/s/ Robert T. Klinkner Robert T. Klinkner Investment Director Asset Management
SUNNYVALE BUSINESS PARK SUB, LLC,
a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability company,
its authorized signatory

	By: Name: Its:	/s/ John H. Root John H. Root Investment Director Asset Management	Dated:	August 27, 2007

/s/ Robert T. Klinkner Robert T. Klinkner Investment Director Asset Management
Tenant:
LEADIS TECHNOLOGY INC.,
a Delaware corporation

By: Name:	/s/ John K. Allen John K. Allen	Dated:	8/1/07
Its:	Vice President, Chief Financial Officer

By: Name:	/s/ Michael D. Morehead Michael D. Morehead	Dated:	8/1/07
Its:	General Counsel and Assistant Secretary
If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. This Amendment must be executed by the chairman of the board, president or vice-president, and the secretary, assistant secretary, chief financial officer or any assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Amendment.

Exhibit “A”
Expansion Premises